AGR0022798
                                 MASTER LICENSE
                                       and
                             EXCLUSIVE DISTRIBUTION
                                    AGREEMENT

                                     Between

                                 L&M Media, Inc.
                                       and
                             INTERNET INFINITY, INC.

The following agreement is intended to explain the relationship of L&M Media, Inc. AKA Lord & Morris Productions, Inc. and the Company known as Internet Infinity, Inc.

2.) L&M Media, Inc. L&M) grants Internet Infinity, Inc., (III) the exclusive right to manufacturer, duplicate, produce, advertise, promote, sell, rent, sub-license, exhibit and distribute the (25) twenty-five L&M Health and Medical Programs, as hereinafter defined in Paragraph 11, worldwide without restriction, in all languages, in unlimited quantities, in all channels of distribution, in all media, under the following conditions:

3.) III is Internet Infinity, Inc. and it heirs, assigns, licensees, or any other trade name used by III as the party to this agreement.

4.) The  exclusive  right  granted to III to  distribute  certain  L&M  programs include the following formats: floppy disk, digital video, CD-ROM, videocassette, videodisks, film or any other present or future format now in existence or later developed which can be used to record the L&M media licensed to III.

5.) The exclusive right granted to III to distribute L&M programs includes all forms of media and delivery of content of media presently known and/or in use or to be devised and used in the future, including interactive television, satellite and Internet, not withstanding the nature of format used, form of delivery system or contrivance utilized, venue utilizing such programming or method of payment.

6.) "Exclusive" means sole control and supervision by III of all sales and marketing efforts of the licensed L&M programs. L&M will not manufacturer, duplicate, produce, advertise, sell or distribute the programs or license or sub-license these rights to any third parties, during the term of this agreement, anywhere, worldwide. L&M grants III the exclusive right and license to sub-license the rights to third parties under this agreement. L&M reserves the right to approve any sub-licensing or assignment of the rights granted by this Agreement to any third party licensee, such approval not to be unreasonably withheld.

                                                                    Exhibit 10.2
                                                               Page 1 of 6 Pages

7.) III shall have the sole discretion on all issues relating to creating and marketing the programs including but not limited to the right to create packaging material, brochures and other selling aids for the programs, and to create and use all other marketing and promotional materials III shall deem necessary.

8.) III will be responsible for providing any artwork for packaging and will provide such packaging including boxes or folders. L&M does not receive any rights in packing and promotional materials created by III.

9.) Neither party, L&M nor III shall incur any obligation in the other's name. The parties shall act solely as independent contractors under this agreement and nothing contained herein shall create or be construed as creating a partnership, joint venture, agency or any other relationship between the parties other than one of independent contractor.

10.) III shall be entitled to sell, market and distribute other products, including its own creations and programs, as an independent contractor and such distribution shall not be deemed to be a breach of this agreement. L&M shall be entitled to sell, market and distribute other products, including its own creations and programs, as an independent contractor and such distribution shall not be deemed to be a breach of this agreement.

11.) "program(s)" defined as:

     The Health and Medical Series of twenty-five completed titles.

12.) The rights  granted by L&M to III under this  agreement are for a period of
(36) thirty-six months from April 1, 1998 to March 31, 2001.

13.) The rights granted by L&M to III in this agreement shall be extended for an additional thirty-six months from April 1, 2001 to March 31, 2004 if III has performed all its obligations under this agreement.

14.) L&M grants III the first right of refusal to extend the distribution rights covered by this Agreement, in perpetuity, (in agreement with the longest legal term allowable under existing copyright and contract laws applicable to this agreement), beyond the three year extension in paragraph 13 above, if III continues to perform all its obligations under this agreement.

15.) This Agreement shall terminate forthwith, at the election of L&M, in the event of any (i) default by III of any of its obligations hereunder, (ii) insolvency of III (however such insolvency may be evidenced, including, without limitation, by the inability of III to meet its debts as they mature), (iii) complete

                                                                    Exhibit 10.2
                                                               Page 2 of 6 Pages
or partial liquidation or suspension of the business of III, (iv) filing by or against III of a voluntary or involuntary petition pursuant to any present or future bankruptcy law, or any law for the protection of debtors, or (v) dissolution of III under applicable corporation laws.

16.) Good and valuable consideration for the distribution rights granted by L&M to III under this agreement is the payment of Advance Royalties for the first thirty-six months as follows:

a. The acquisition consists of two transactions with the first acquisition of distribution rights requiring the payment of prepaid royalties of $5,000 per year per program, with three years minimum paid in advance for five (5) programs for total of $75,000. ($5,000 per year * three years = 15,000 * 5 programs = $75,000).

b. In the first transaction, III will pay $75,000 in the form of 125,000 shares of Internet Infinity common stock to L&M at the rate of $0.60 per share.

c. The value per share was based on the last trading price for non-restricted common shares at $0.62 with a bid of $0.50 and ask of $0.625 quoted OTCBB on July 29, 1997.

d. The second transaction for acquisition of distribution rights will require the payment of prepaid royalties of $5,000 per year per program, with three years paid in advance for twenty (20) programs for a total of $300,000. ($5,000 per year * 3 years = $15,000 * 20 programs = $300,000). e. In the second transaction, III has agreed to pay L&M $300,000 with Internet Infinity Restricted Common Shares at 50% of the III free trading stock price. The price is to be determined by the closing OTCBB trade price for non-restricted shares of Internet Infinity on February 27, 1998.

f. The total prepaid royalties for the 25 programs will equal $375,000 for a three year period amortized at $125,000 per year ending 3/31/99, 3/31/00 and 3/31/01.

g. Neither III nor III can guarantee success in the creation, acquisition or distribution of any particular program. Therefore, L&M agrees to the following adjustments for III based on the sales performance of the programs:

e. If the accrued royalties due from III to L&M for the sales of these programs do not exceed $125,000 for each of the three years ending 3/31/99, 3/31/00 and 3/31/01, a credit will be issued from L&M to III for the balance of $125,000 less royalties earned by L&M for that year. III may use the credit as payment for any other program royalties licensed by L&M or its affiliates to III. L&M at its sole discretion may allow the III credit to be used for the

                                                                    Exhibit 10.2
                                                               Page 3 of 6 Pages
purchases of goods and service from L&M or its affiliates including but not limited to order fulfillment. However, L&M is not obligated to pay the credit in cash at any time to III except as it elects to make such cash payment at its sole discretion. L&M may notify III at any time in writing of its decision to allow III to use the credit for purchases or of it election to pay the credit in cash. 17.) III will remit to L&M quarterly a royalty of (15) fifteen percent of the gross funds it receives during the quarter from the sales of L&M programs. III will remit to L&M quarterly a royalty of (25) twenty-five percent of the gross funds it receives during the quarter from the rental or sub-licensing of L&M programs to a third party. Such report of sales and royalty payments shall be due thirty days after the end of the quarter.

18.) It is understood by both parties that expenses of operation, costs of manufacturing, printing, duplication are responsibility of III and not to be deducted from any payments otherwise due L&M, nor are the expenses to be shared by L&M unless approved in writing, in advance, by L&M.

19.) The parties to this agreement authorize III to send all payments, statements, notices and other documents required or permitted under this agreement directly to the address listed for L&M on the last page of this agreement.

20.) Royalties due L&M shall be paid by check in United States currency and shall accompany the royalty statement.

21.) III Video will be responsible for advertising, accepting and filling orders, billing, collecting payments, and accounting for sales.

22.) L&M shall provide III with a 3/4" NTSC master program and 3- 1/2? HD master floppy at no cost to III and L&M will allow copies of the masters (sub-masters) of L&M programs to be made and kept in the possession of III during the contract period.

23.) L&M shall, for a period of six months following the final expiration of this agreement grant III the non-exclusive right to sell and/or rent its inventory of programs remaining as of the expiration date. The agreed percentage of royalties in Paragraph 16, will apply during the six month "sell-off" period.

24.) All copies of each Video program shall contain appropriate and legally sufficient copyright notices, which shall be inserted by III. Each Video program shall bear the trademark of III Video.

25.) It is L&M?s responsibility to pay talent or creative residuals on programs as they now exist. Payment to present talent persons is in no way a direct or indirect responsibility of III.


                                                                    Exhibit 10.2
                                                               Page 4 of 6 Pages

26.) III expects to develop a marketing/sales program for all titles during the term of this agreement.

27.) L&M represents, warrants and agrees:

a. that III shall not be responsible to L&M any other person or entity with any alleged interest in the programs for moneys except as specifically set forth in this contract.

b. that L&M has obtained or will obtain proper and effective licenses or grants of authority to use the results of the services or performers, and other persons, connected with the production of the programs.

c. that L&M is the copyright proprietor of the masters and has the exclusive right to dispose of each and every right granted or purported to be granted to III in this agreement.

29.) L&M specifically undertakes and agrees to indemnify and hold III harmless from and against all demands, claims, costs, losses, damages, liabilities, causes of action, and expenses (including III' reasonable attorney's fees) resulting directly or indirectly from any claimed breach of any agreement, representation or warranty made by L&M in this contract.

29.) III specifically undertakes and agrees to indemnify and hold L&M harmless from and against all demands, claims, costs, losses, damages, liabilities, causes of action, and expenses (including L&M's reasonable attorney's fees) resulting directly or indirectly from any claimed breach of any agreement, representation or warranty made by III in this contract.

30.) This agreement has been entered into in the State of California, and the validity, interpretation and legal effect of this contract shall be governed by the laws of the State of California with respect to the determination of any claims, dispute or disagreement which may arise out of the interpretation, performance, or breach of this contract.

31.) The agreement shall endure to the benefit of and be binding upon the heirs, successors and assigns of the parties.

32. This agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be amended, modified, changed or terminated except by a written instrument duly signed by authorized officers of the parties hereof. A waiver by either party of any term or condition of this agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future or of any subsequent breech thereof. The invalidity of any particular provision of this agreement, and

                                                                    Exhibit 10.2
                                                               Page 5 of 6 Pages
this agreement shall be construed as if such invalid provisions were omitted.

33.) Any and all actions by III or L&M, with respect to the determination of any claims, dispute or disagreement which may arise out of the interpretation, performance, or breach of this agreement shall be submitted to mediation at the written request of either III or L&M. If no resolution results between the parties within ninety days of the commencement of mediation, the matter shall be submitted to binding arbitration under the rules of American Arbitration Association, conducted in Los Angeles County.

This agreement is accepted by both parties as indicated below.


L&M Media, Inc.

Lord & Morris Productions, Inc.                     Internet Infinity, Inc.
663 The Village                                     3303 Harbor Blvd. K-5
Redondo Beach, California 90277                     Costa Mesa, California 92626

----------------------                              ------------------------
George Morris                                       Roger Casas


Date                                                 Date
    -------------                                        -------------
                                                                    Exhibit 10.2
                                                               Page 6 of 6 Pages